THIS DOCUMENT IS A COPY OF A SCHEDULE 13-G FILED ON FEBRUARY 18, 1997
               PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                     American Communications Services, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    02520B102
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 02520B102     13G                       Page   2     of    5    Pages
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1            NAMES OF REPORTING PERSONS
             S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            ANTHONY J. POMPLIANO


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2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) |_|
                                                           (b) |_|

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3            SEC USE ONLY


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4            CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

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 5           SOLE VOTING POWER

              1,662,399 (has the right to acquire such shares upon the exercise
      NUMBER OF                           of options to purchase common stock)
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
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 6           SHARED VOTING POWER

                      100

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 7           SOLE DISPOSITIVE POWER

              1,662,399 (has the right to acquire such shares upon the exercise of options to purchase common stock)

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 8           SHARED DISPOSITIVE POWER

                       100
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9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,662,499 (includes 1,662,399 options to purchase common stock).

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10           CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

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11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      6.4% giving effect to options to purchase common stock and less than .1% attributable to ownership of issued and outstanding shares of common stock.

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12           TYPE OF REPORTING PERSON (See Instructions)

                                           IN

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Item 1 (a)                 Name of Issuer:

                     AMERICAN COMMUNICATIONS SERVICES, INC.

Item 1 (b)                 Address of Issuer's Principal Executive Offices:

                                    131 National Business Parkway
                                    Annapolis Junction, MD 20701

Item 2 (a)                 Name of Person Filing:

                                    ANTHONY J. POMPLIANO

Item 2 (b)                 Address of Principal Business Office or, if none,
                           Residence

                                    SEE ITEM 1(b) ABOVE

Item 2 (c)                 Citizenship:

                                    SEE ITEM 4 OF COVER SHEET

Item 2 (d)                 Title of Class of Securities:

                                    Common Stock, $.01 par value

Item 2 (e)                 CUSIP Number:

                                    02520B102

Item 3.
                                    NOT APPLICABLE

Item 4.           Ownership

                  (a)      Amount Beneficially Owned:

                       Includes 1,662,399 shares of common stock
                  issuable upon exercise of currently
                  exercisable options and 100 shares jointly held by the reporting person and his spouse.

                  (b)      Percent of Class:

                    6.4% representing shares of common stock
                  issuable upon exercise of currently
                  exercisable options and less than .1%
                  representing issued and outstanding shares of common stock currently held by the reporting person. SEE ITEM 11 of COVER SHEET

                                   PAGE 3 OF 5


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                  (c): Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    SEE ITEM 5 OF COVER SHEET.

                           (ii)     shared power to vote or direct the vote:SEE
                                    ITEM 6 OF COVER SHEET.

                           (iii) sole power to dispose or to direct the disposition of: SEE ITEM 7 OF COVER SHEET.

                           (iv)     shared power to dispose or to direct:  SEE
                                    ITEM 8 OF COVER SHEET.

Item 5.           Ownership of 5% or less of a Class:

                           If this Statement is being filed to report the
fact that as of the date hereof the reporting person has ceased to be the beneficial holder of more than five percent of the class of securities, check the following box.
                                       |_|

Item 6.           Ownership of more than 5% on behalf of another person:

                           NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being reported on by the Parent Holding
                  Company:

                           NOT APPLICABLE

Item 8.           Identification and Classification of Members of the
                  Group:

                           NOT APPLICABLE

Item 9.           Notice of Dissolution of Group:

                           NOT APPLICABLE

Item 10.          Certification:

                           NOT APPLICABLE

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                              February 13, 1997
                                                              Date


                                                        /S/ ANTHONY J. POMPLIANO
                                                        ------------------------
                                                            Signature

                                                            ANTHONY J. POMPLIANO
                                                            Name/Title

                                Page 5 of 5 pages